Duravest Appoints Rolf Huber of Zurich-Based Ceres Capital to Its Board of Directors
Swiss Investment Advisor Brings Valuable Expertise and Fifteen Years of Multinational Corporate Development to Duravest's International Board

CHICAGO, IL and ZURICH, SWITZERLAND--(MARKET WIRE)--Jul 25, 2006 -- Duravest, Inc. (Other OTC: DUVT.PK) (XETRA: DUV.DE), the global leader in investing in and developing convergent medical technology firms, is pleased to report that Rolf Huber, Founder and Partner of Zurich-based Ceres Capital AG, has joined the company's Board of Directors. Mr. Huber established Ceres Capital AG in 2001 to provide financial firms and corporate clients involved in very special market situations with the urgent need for rapid and sustainable company restructurings and value improvements. He brings more than fifteen years of corporate growth and multinational corporate development expertise to Duravest.

Mr. Huber is also currently a member of the Board of Directors of Resource Informatik Inc., specializing in ERP (SAP) solutions, and is member of the Board of Directors of Inaxio, an IT-service company based in Switzerland and Romania. He was previously the CEO of Teleplan, a publicly held Dutch firm with over 4,800 employees internationally providing after-sales services to the IT and Telecommunications industry. He held a position as the Chief Financial Officer and member of the management board for Hero, a publicly held Swiss food manufacturing and processing company that Mr. Huber helped take private.

Additionally, Mr. Huber was a member of the Board of Directors of Coop Switzerland and was an engagement manager at McKinsey & Company, and held interim and restructuring assignments at multinational firms Carlsberg and Ascom.

Accepting his latest Board position, Mr. Huber said, "Through its network, innovative thought leadership and investment abilities, Duravest has successfully established a unique formula of building a portfolio with next-generation convergent medical technology firms. I am very excited to join this global leader where I will be able to fully leverage my professional expertise."

Duravest Board: Complementary Expertise at the Service of Its Subsidiaries
Mr. Huber joins the existing Duravest Board of Directors which includes Borys Chabursky, Founder and CEO of SHI Consulting, Inc., a Toronto-based development and consulting firm dedicated to the life sciences, and Friedrich-Wilhelm Göbel, CEO and Senior Partner of Viscardi AG, a leading provider of corporate finance advisory services for European high-tech companies. Dr. Ogan Gurel, CEO of Duravest, is also a member of the firm's Board of Directors. The combination of these key members provides a complementary base of skills and expertise not only for the development and growth of Duravest's subsidiary companies, but also for the continuing health and support for Duravest as a parent company.

"We are delighted to have Rolf Huber as a member of the Duravest Board," commented Dr. Gurel. "His world class abilities as an investment advisor, in particular his expertise in restructuring and developing companies of all sizes, will provide significant value to Duravest's subsidiary companies well into the future."

Mr. Huber is already engaged with Duravest, in particular assisting with the development of PST, GmbH, Duravest's German subsidiary specializing in its patented non-invasive osteoarthritis and sports injury treatments. Mr. Huber is leveraging his expertise to aide in the development of the company's core operating strategy and is also involved in the company's strategic growth initiatives.

About Duravest, Inc.
Duravest, Inc. (Other OTC: DUVT.PK) (XETRA: DUV.DE) is a publicly traded holding company that initiates and develops strategic investments in next-generation convergent medical technologies. Duravest currently has two subsidiaries: Estracure, Inc., based in Montreal, Canada, which is developing a next-generation coronary stent based on proprietary 17-beta-estradiol; and PST GmbH, based in Munich, Germany, which currently markets patented bio-magnetic therapies for a number of orthopedic conditions and their associated pain management.

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